                                                                     EXHIBIT 3.3

                         CERTIFICATE OF INCORPORATION OF
                               ELAN FINANCE CORP.

                                    ARTICLE I

     The name of the Corporation is Elan Finance Corp. (the "Corporation").

                                   ARTICLE II

     The address of the registered office of the Corporation in the State of
Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.
The name of its registered agent at that address is The Corporation Trust
Company.

                                   ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                   ARTICLE IV

     The total number of shares that the Corporation is authorized to issue is one thousand (1,000) shares of common stock of the Corporation, par value of
$0.01 per share ("Common Stock"). Each holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock held by such holder. The holders of Common Stock are entitled to the entire voting power, all dividends declared and paid by the Corporation and all assets of the Corporation in the event of any liquidation, dissolution, or winding up of the Corporation.

                                    ARTICLE V

     The Corporation is to have perpetual existence.

                                   ARTICLE VI

     A. No Personal Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or
(iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this
Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the
Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing under this Certificate of Incorporation.

     B. Indemnification. To the full extent permitted by the DGCL, the
Corporation is also authorized to provide indemnification (and advancement of expenses) to any and all persons whom it shall have power to indemnify from and against any and all expenses, liabilities or other matters. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and such indemnification shall continue as to a person who has ceased to be such a person and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                     3.3-1

                                   ARTICLE VII

     The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE VIII

     The board of directors of the Corporation ("Board of Directors") shall have the power without the assent or vote of the stockholders to make, amend, supplement or repeal the by-laws; provided, however, that the stockholders may change or repeal any by-law adopted by the Board of Directors; and provided, further, that no amendment or supplement to the by-laws adopted by the Board of
Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

                                   ARTICLE IX

     The number of directors which shall constitute the whole Board of Directors of the Corporation shall be determined pursuant to the by-laws of the
Corporation as provided therein. Election of directors need not be by written ballot unless the by-laws so provide.

                                    ARTICLE X

     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the
Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of Title 8 of the DGCL on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the
Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the
Corporation.

                                   ARTICLE XI

     The name and mailing address of the incorporator is as follows:

                Name                  Address
                ----                  -------

            James Wallick             Cahill Gordon & Reindel LLP
                                      80 Pine Street
                                      New York, New York  10005

                                     3.3-2

     THE UNDERSIGNED, being the incorporator of the Corporation, for the purpose of forming a corporation pursuant to the DGCL, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 25th day of October, 2004.

                                       /s/ James Wallick
                                       ----------------------------------------
                                                 James Wallick

                                     3.3-3